Exhibit 4.14.1

EXECUTION VERSION

FOURTEENTH SUPPLEMENTAL INDENTURE

dated as of September 2, 2011

to the

INDENTURE

dated as of February 5, 2003

among

CASCADES INC.,

as the Company,

THE SUBSIDIARY GUARANTORS named therein, and

THE BANK OF NEW YORK MELLON,

as Trustee,

as amended

FOURTEENTH SUPPLEMENTAL INDENTURE (this “Fourteenth Supplemental Indenture”), dated as of September 2, 2011, among CASCADES INC. (the “Company”) and 7678169 Canada Inc., Cascades GIE Inc. and Cascades Energy Action Inc. (collectively, the “New Subsidiary Guarantors”) and THE BANK OF NEW YORK MELLON (f/k/a The Bank of New York), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of February 5, 2003, as amended (as so amended as of the date hereof, the “Indenture”), providing for the issuance of the Company’s 7 1/4% Senior Notes due 2013 (the “Notes”);

WHEREAS, the Company has issued and outstanding $675,000,000 of Notes under the Indenture;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder of a Note to add additional Subsidiary Guarantees with respect to the Notes as provided or permitted under the Indenture;

WHEREAS, the Company is supplementing the Indenture to add the New Subsidiary Guarantors, which pursuant to Section 9.01(f) of the Indenture provides additional rights or benefits to the Holders; and

WHEREAS, pursuant to Sections 9.01 and 9.06 of the Indenture, the Trustee, the Company and the New Subsidiary Guarantors are authorized to execute and deliver this Fourteenth Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Subsidiary Guarantors, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this Fourteenth Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourteenth Supplemental Indenture refer to this Fourteenth Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Subsidiary Guarantors hereby agree, jointly and severally with the existing Subsidiary Guarantors, to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture. From and after the date hereof, the New Subsidiary Guarantors shall be Subsidiary Guarantors for all purposes under the Indenture and the Notes.

3. Ratification of Indenture; Fourteenth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is, in all respects, ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourteenth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Miscellaneous.

4.1 Governing Law. THIS FOURTEENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.2 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fourteenth Supplemental Indenture, or for or in respect of the recitals contained herein.

4.3 Counterparts. The parties may sign any number of copies of this Fourteenth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

4.4 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction thereof.

4.5 Conflict with TIA. If any provision of this Fourteenth Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA, that is required under the TIA to be part of and govern any provision of this Fourteenth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Fourteenth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourteenth Supplemental Indenture, as the case may be.

4.6 Severability. In case any provision of this Fourteenth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.7 No Third Party Beneficiaries. Nothing in this Fourteenth Supplemental Indenture, the Indenture, or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourteenth Supplemental Indenture or the Notes

As of the date hereof, Annex A to this First Supplemental Indenture lists the current Subsidiary Guarantors.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Supplemental Indenture to be duly executed as of the date above written.

Company:

CASCADES INC.

By:	/s/ Robert F. Hall
Name: Robert F. Hall
Title: Vice President, Legal Affairs and Corporate Secretary

New Subsidiary Guarantors:

7678169 CANADA INC.

By:	/s/ Robert F. Hall
Name: Robert F. Hall
Title: Assistant Secretary

CASCADES GIE INC.

By:	/s/ Robert F. Hall
Name: Robert F. Hall
Title: Secretary

CASCADES ENERGY ACTION INC.

By:	/s/ Louise Paul
Name: Louise Paul
Title: Assistant Secretary

Fourteenth Supplemental Indenture

Trustee:

THE BANK OF NEW YORK MELLON

By:	/s/ Erika Walker
Name: Erika Walker
Title: Vice President

Fourteenth Supplemental Indenture

ANNEX A

SUBSIDIARY GUARANTORS AS OF SEPTEMBER 2, 2011

7251637 CANADA INC.

7678169 CANADA INC.

CASCADES CANADA ULC (formerly known as CASCADES CANADA INC.)

CASCADES ENERGY ACTION INC.

CASCADES ENVIROPAC HPM LLC

CASCADES FINE PAPERS GROUP INC.

CASCADES GIE INC.

CASCADES HOLDING US INC. (formerly known as CASCADES AUBURN FIBER INC.)

CASCADES MOULDED PULP, INC.

CASCADES PAPERBOARD INTERNATIONAL INC.

CASCADES PLASTICS INC.

CASCADES SPG SALES INC.

CASCADES TENDERCO INC.

CASCADES TISSUE GROUP – ARIZONA INC.

CASCADES TISSUE GROUP – IFC DISPOSABLES INC.

CASCADES TISSUE GROUP – NEW YORK INC.

CASCADES TISSUE GROUP – SALES INC.

CASCADES TISSUE GROUP – TENNESSEE INC.

CASCADES TISSUE LLC (formerly known as CASCADES TISSUE GROUP – MARYLAND LLC)

CASCADES TRANSPORT INC.

CASCADES USA INC.

KINGSEY FALLS INVESTMENTS INC.

NORAMPAC EXPORT SALES INC.

NORAMPAC FINANCE US INC.

NORAMPAC INDUSTRIES INC.

NORAMPAC NEW ENGLAND INC.

NORAMPAC NEW YORK CITY INC.

NORAMPAC SCHENECTADY INC.

Fourteenth Supplemental Indenture